Exhibit 99.1

SpartanNash Declares Quarterly Cash Dividend

GRAND RAPIDS, MICHIGAN – May 31, 2022 – SpartanNash Company (Nasdaq: SPTN) ("SpartanNash" or the "Company") today announced that on May 25, 2022, its Board of Directors approved a quarterly cash dividend of $0.21 per common share. The dividend will be paid on June 30, 2022, to shareholders of record as of the close of business on June 15, 2022. As of May 26, 2022, there were 36,126,354 common shares outstanding.

“We take a disciplined and balanced approach with our capital allocation plan, which has included increased dividends on a yearly basis, share repurchases, and investments that have supported the growth being generated by Our Winning Recipe™,” said SpartanNash President and CEO Tony Sarsam.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company's own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. In addition, the Company owns and operates 145 supermarkets - primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market - and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Investor Contact:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Media Contact:

Caitlin Gardner

Senior Manager, Public Relations

caitlin.gardner@spartannash.com

press@spartannash.com